Exhibit 99

Contact:         David W. Sharp
(713-361-2630)

Horizon Offshore Announces Reorganization

HOUSTON, July 2, 2003 (PRIMEZONE) -- Horizon Offshore, Inc. (NasdaqNM:HOFF) today announced it has reorganized its current operations oriented management structure to place more emphasis on project management. Bill J. Lam, the company's chief Executive Officer, stated, ``We are changing from the operations oriented management style to a value chain organization to focus directly on project management. We believe this will allow us to execute our projects more efficiently, hopefully enabling a more rapid return to profitability in this highly competitive market. It is anticipated that the new organization will benefit all stakeholders, including our customers, shareholders and our employees.''

The new management structure will combine the roles of sales, proposals and project management into one group, reporting to the Chief Executive.

Horizon also announced R. Clay Etheridge, the Company's Chief Operating Officer since 1999, has resigned in order to pursue other interests. ``Clay's service to the Company has been of great value for the past four years,'' added Mr. Lam. ``We thank him for his efforts and wish him well in his new endeavors.''

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: Pemex's approval of claims and the outcome of related settlement agreements; Horizon's ability to manage liquidity and financing requirements pending the collection of receivables and claims from Pemex; expected loan noncompliance and the need for additional financing; industry conditions and volatility; prices of oil and gas; the company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the company's filing with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.